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                                                                       EXHIBIT 5


                               FAEGRE & BENSON LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                  612-336-3000

                                  March 1, 2001

Board of Directors
BUCA, Inc.
1300 Nicollet Mall, Suite 5003
Minneapolis, MN  55403

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 1,795,600 shares of Common Stock, par value $.01 per share, of BUCA, INC., a Minnesota corporation (the "Company"), proposed to be sold by certain selling shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

         1. The Company is a corporation existing under the laws of the State of Minnesota.

         2. The shares of Common Stock proposed to be sold by the selling shareholders named in the Registration Statement, when sold as contemplated in the Registration Statement, will be legally and validly issued and fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.


                                        Very truly yours,

                                        /s/ FAEGRE & BENSON LLP

                                        FAEGRE & BENSON LLP